Exhibit 26(d)(1): Variable Universal Life Insurance Policy (2517(VUL)-03/08)

SECURITY LIFE OF DENVER INSURANCE COMPANY A STOCK COMPANY

INSURED:	JOHN DOE
POLICY DATE:	April 15, 2008
POLICY NUMBER:	67000001

WE AGREE TO PAY the death benefit to the beneficiary upon the death of the insured while this policy is in force.

WE ALSO AGREE to provide the other rights and benefits of the policy. These agreements are subject to the provisions of the policy.

Please Read Your Policy Carefully

RIGHT TO EXAMINE PERIOD. You have the right to examine and return this policy. You may return it by mail or other delivery to the agent/registered representative who sold it to you or to the ING Customer Service Center within 10 days after you receive it. It will then be void from the beginning. Upon return of the policy during the right to examine period, we will refund all premiums paid.

This policy is signed for Security Life of Denver Insurance Company by

/s/ Donald W. Britton /s/ Joy M. Benner Donald W. Britton Joy M. Benner President Secretary

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to Security Life of Denver Insurance Company.

This policy is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY.

Death benefits and other values provided by this contract, when based on the investment experience of the Subaccounts of the Separate Account, are variable. These values may increase or decrease, based on investment experience of the Subaccounts of the Separate Account chosen by you and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. This policy is nonparticipating and is not eligible for dividends. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured’s 121st birthday.

SECURITY LIFE OF DENVER INSURANCE COMPANY

Home Office	ING Customer Service Center
Denver, Colorado	P. O. Box 5065
Minot, ND 58702-5065

2517(VUL)-03/08

V00025170001

TABLE OF CONTENTS

SCHEDULE	4

DEFINITIONS	5

INSURANCE COVERAGE PROVISIONS	6
POLICY DATES AND PERIODS	6

DEATH BENEFIT PROVISIONS	7
DEATH BENEFIT	7
CHANGES IN INSURANCE COVERAGE	8
PAYMENT OF DEATH BENEFIT PROCEEDS	9
CONTINUATION OF COVERAGE	10

PREMIUM PROVISIONS	10
PREMIUMS	10
PREMIUM LIMITATION	11
NET PREMIUM	11
PREMIUM ALLOCATION	11
FAILURE TO PAY PREMIUM	11

SEPARATE ACCOUNT PROVISIONS	12
THE SEPARATE ACCOUNT	12
SUBACCOUNTS	12
CHANGES WITHIN THE SEPARATE ACCOUNT	12

GENERAL ACCOUNT PROVISIONS	13
THE GENERAL ACCOUNT	13

TRANSFER PROVISIONS	13
TRANSFERS	13

ACCOUNT VALUE PROVISIONS	14
ACCOUNT VALUE	14
VALUES ON THE INVESTMENT DATE	14
VALUE OF THE SUBACCOUNTS	14
VALUE OF THE GUARANTEED INTEREST DIVISION	15
VALUE OF THE LOAN DIVISION	16

DEDUCTIONS	16
MONTHLY DEDUCTION	16
TRANSACTION CHARGES	17
REDEMPTION FEES	17

LOAN PROVISIONS	17
POLICY LOANS	17
LOAN INTEREST	17
LOAN REPAYMENTS	17

PARTIAL WITHDRAWAL PROVISIONS	18
PARTIAL WITHDRAWALS	18
EFFECT OF A PARTIAL WITHDRAWAL ON THE DEATH BENEFIT	18

2517(VUL)-03/08

2 V00025170002

SURRENDER PROVISIONS	19
POLICY SURRENDERS	19
SURRENDER CHARGES	19

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS	20
GRACE PERIOD	20
TERMINATION	20
REINSTATEMENT	20

SETTLEMENT OPTIONS	21
SELECTION	21
SETTLEMENT OPTIONS	21
SETTLEMENT OPTION CHANGES AND WITHDRAWALS	22
SETTLEMENT OPTION EXCESS INTEREST	22
SETTLEMENT OPTION MINIMUM AMOUNTS	22
SUPPLEMENTARY POLICY	22
INCOME PROTECTION	22
DEATH OF PRIMARY PAYEE	22
PAYMENTS OTHER THAN MONTHLY	23

GENERAL POLICY PROVISIONS	23
THE POLICY	23
PROCEDURES	23
AGE	23
OWNERSHIP	23
BENEFICIARIES	24
CHANGE RIGHT	24
COLLATERAL ASSIGNMENT	24
INCONTESTABILITY	24
MISSTATEMENT OF AGE OR GENDER	24
CHANGE IN TOBACCO USE	24
SUICIDE EXCLUSION	25
DEFERRAL OF PAYMENT	25
PERIODIC REPORTS	25
ILLUSTRATION OF BENEFITS AND VALUES	25
ING CUSTOMER SERVICE CENTER	26

SETTLEMENT OPTION TABLES	27

Any supplementary amendments, endorsements or riders and a copy of the application follow the final policy provisions and are to be considered part of the Policy.

2517(VUL)-03/08

3 V00025170003

SCHEDULE

POLICY NUMBER	[67000001]
POLICY DATE	[April 15, 2008 ]

INSURED	[JOHN DOE]
AGE/GENDER	[35, MALE]
PREMIUM CLASS	[STANDARD NO TOBACCO]

INITIAL STATED DEATH BENEFIT	[$100,000]
[ADJUSTABLE TERM INSURANCE DEATH BENEFIT	[$150,000*]
[TARGET DEATH BENEFIT]	[$250,000**]

MINIMUM DEATH BENEFIT AMOUNT	$50,000

DEATH BENEFIT OPTION	[1]
MONTHLY PROCESSING DATE	[15th]

SCHEDULED PREMIUM	[$3000.00 – ANNUAL]

DEFINITION OF LIFE INSURANCE TEST	[GUIDELINE PREMIUM TEST]
[CASH VALUE ACCUMULATION TEST]

Coverage will expire prior to the policy anniversary nearest the insured’s 121st birthday if premiums paid are insufficient to continue coverage to that date. Coverage will also be affected by partial withdrawals, policy loans, changes in the current cost of insurance rates, the investment experience of the Subaccounts of the Separate Account chosen by you, and the interest rate credited to amounts allocated to the Guaranteed Interest Division.

[*This amount is the amount of Adjustable Term Death benefit on the Policy Date. This death benefit may vary from time to time and may depend on the Account Value. See your policy and rider for details.

Adjustable Term Insurance Rider premium class or rating is the same as Segment #1.

**This amount is the Target Death Benefit on the Policy Date. This death benefit may change at the beginning of each policy year. See your Schedule and rider for details.]

ING CUSTOMER SERVICE CENTER:	P.O. Box 5065, Minot, ND 58702-5065
Toll Free Number 1-877-253-5050

2517(VUL)-03/08

4 V00025170004

SCHEDULE (CONTINUED)
SEGMENT BENEFIT PROFILE

	Segment Stated	Segment
	Death	Effective	Segment Annual
Description	Benefit Amount	Date	Target Premium
Segment #1	$100,000	4/15/07	$1,018

A Segment is a block of death benefit coverage. The Stated Death Benefit shown on the Schedule at issue is Segment #1. Additional Segments may be added to the policy after issue to increase the death benefit. Each individual Segment added to the policy has its own cost of insurance charges and monthly deductions as shown in the Schedule. This is further defined in the Definition section of your policy.

ADDITIONAL BENEFITS AND RIDERS (See the rider forms and the policy prospectus for the charge, if any, associated with each rider):

[GUARANTEED DEATH BENEFIT RIDER

GUARANTEE PERIOD ANNUAL PREMIUM: GUARANTEE PERIOD EXPIRATION DATE: [ADDITIONAL INSURED RIDER

[ADJUSTABLE TERM INSURANCE RIDER]

[GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER] [WAIVER OF COST OF INSURANCE RIDER]

[WAIVER OF SPECIFIED PREMIUM RIDER]

$XXXX.XX MM/DD/YYYY] See Benefit Profile] [$XXXX.XX]

[[Waiver of Cost of Insurance Rider][Waiver of Specified Premium Rider] premium class or rating is x.xx times standard.]

2517(VUL)-03/08

4A

V0002517004A

SCHEDULE (CONTINUED) POLICY CHARGES

A.	Premium Expense Charge. The premium expense charge in Segment year 1 is 9.00% of premium up to the Target Premium and 6.00% for amounts in excess of the Target Premium. In Segment year 2 and thereafter the premium expense charge is 4.50% of premium up to the Target Premium and 3.00% for amounts in excess of the Target Premium. See the Net Premium section for details.

B.	Guaranteed Maximum Monthly Deductions:

1. Cost of Insurance Charge: 2. Mortality and Expense Risk Charge:	See table on page 4E. 0.025% (0.30% annually). This charge is multiplied by the Net Account Value held in the Separate Account and is deducted each policy month.

3. Per Policy Charge: 4. Administrative Charge:

$30.00 per policy month in all policy years.

$[0.0887] per thousand of Stated Death Benefit for Segment years 1-5; $[0.0020] per thousand of Stated Death Benefit for Segment years 6-10; and $[0.0010] per thousand of Stated Death Benefit thereafter.

C. Guaranteed Maximum Transaction Charges:

1. Partial Withdrawal Fee:	$10.00 for each partial withdrawal.

2. Surrender Charge:	Deducted during the first ten Segment years in
accordance with the following schedule:

Segment Year	Maximum Surrender
Charge

1	$[1,800.00]

2	$[1,800.00]

3	$[1,800.00]

4	$[1,674.00]

5	$[1,540.00]

6	$[1,386.00]

7	$[1,109.00]

8	$[776.00]

9	$[466.00]

10	$[233.00]

11+	$[0.00]

This table may change upon any increase and/or decrease in the policy’s Stated Death Benefit.

3. Excess Illustration Fee:	$25 for each illustration after the 1st in a policy year.

2517(VUL)-03/08

4B

V0002517004B

SCHEDULE (CONTINUED)
POLICY LOANS

Interest Rate Charged on Policy Loans:	3.75% per year in the first 5 policy years; 3.15% per year thereafter.
Guaranteed Interest Rate Credited To Loan Division: Minimum Loan Amount: Maximum Loan Amount:	3.00% per year $100 See Loan Provisions.

PARTIAL WITHDRAWALS

Minimum Partial Withdrawal Amount:	$100
Maximum Partial Withdrawal Amount:	Amount which will leave	$500	as	the	net
	Surrender Value.
Limit On Partial Withdrawals:	Twelve (12) in a policy year.

GUARANTEED INTEREST DIVISION

Guaranteed Minimum Interest Rate
Credited to amounts allocated to the
Guaranteed Interest Division:	3.00% per year

2517(VUL)-03/08

4C

V0002517004C

[SCHEDULE (CONTINUED)

The policy’s Base Death Benefit at any time will be at least equal to the Account Value times the appropriate factor from this table.

DEFINITION OF LIFE INSURANCE GUIDELINE PREMIUM TEST DEATH BENEFIT FACTORS

Insured’s		Insured’s
Attained	Factor	Attained	Factor
Age		Age

0-40	2.50

41	2.43	71	1.13

42	2.36	72	1.11

43	2.29	73	1.09

44	2.22	74	1.07

45	2.15	75	1.05

46	2.09	76	1.05

47	2.03	77	1.05

48	1.97	78	1.05

49	1.91	79	1.05

50	1.85	80	1.05

51	1.78	81	1.05

52	1.71	82	1.05

53	1.64	83	1.05

54	1.57	84	1.05

55	1.50	85	1.05

56	1.46	86	1.05

57	1.42	87	1.05

58	1.38	88	1.05

59	1.34	89	1.05

60	1.30	90	1.05

61	1.28	91	1.04

62	1.26	92	1.03

63	1.24	93	1.02

64	1.22	94	1.01

65	1.20	95	1.00

66	1.19	96	1.00

67	1.18	97	1.00

68	1.17	98	1.00

69	1.16	99	1.00

70	1.15	100 and older	1.00]

2517(VUL)-03/08

4D

VGL02517004D

[SCHEDULE (CONTINUED)

DEFINITION OF LIFE INSURANCE CASH VALUE ACCUMULATION TEST DEATH BENEFIT FACTORS

Your policy's Base Death Benefit will not be less than the amount of life insurance necessary to comply with the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code, as applicable to your policy. Specifically, the Base Death Benefit at any time will not be less than the Account Value times the reciprocal of the net single premium for $1 of death benefit at such time (the "Death Benefit Factor"). For this purpose, the net single premium will be determined using the following assumptions:

(a)	Cost of insurance rates based on 100% of the 2001 Commissioners’ Standard Ordinary Mortality Table (Age nearest birthday, as reflected in your policy's guaranteed cost of insurance rates applicable to the standard rate class), except that if lower cost of insurance rates are guaranteed for any duration, then such lower rates will be used;

(b)	Interest at an annual effective interest rate equal to the greater of 4% or the rate or rates guaranteed under the policy, including any interest rate guarantee applicable for any duration;

(c)	No expense charges;

(d)	The death benefit assumed in the calculation will be deemed not to increase;

(e)	The death benefit assumed in the calculation will be deemed to be provided until a hypothetical maturity date that is the insured’s attained Age 100; and

(f)	Application of all other computational rules and requirements of the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code.

Your policy will be construed in a manner consistent with the requirements of the Cash Value Accumulation Test of section 7702 of the Internal Revenue Code.]

2517(VUL)-03/08

4D

VCV02517004D

[For IN, NJ and PA:

SCHEDULE (CONTINUED)

DEFINITION OF LIFE INSURANCE CASH VALUE ACCUMULATION TEST DEATH BENEFIT FACTORS

Your policy's Base Death Benefit at any time will not be less than:

(a)	The Account Value; multiplied by

(b)	The appropriate Death Benefit Factor from the following table; multiplied by

(c)	The sum of one plus the greater of (i) the rate or rates guaranteed under the policy, including any interest rate guarantee applicable for any duration, or (ii) 4%; with the result divided by

(d)	1.04.

Insured's	Death	Insured's	Death	Insured's	Death	Insured's	Death
Attained	Benefit	Attained	Benefit	Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor

0- 15	[9.26100]	37	[4.42700]	59	[2.16500]	81	[1.29400]

16	[8.94900]	38	[4.27600]	60	[2.10300]	82	[1.27400]

17	[8.65400]	39	[4.13100]	61	[2.04300]	83	[1.25400]

18	[8.37600]	40	[3.99000]	62	[1.98700]	84	[1.23600]

19	[8.10900]	41	[3.85600]	63	[1.93300]	85	[1.21900]

20	[7.85100]	42	[3.72600]	64	[1.88200]	86	[1.20300]

21	[7.60000]	43	[3.60100]	65	[1.83400]	87	[1.18800]

22	[7.35500]	44	[3.48200]	66	[1.78800]	88	[1.17400]

23	[7.11700]	45	[3.36700]	67	[1.74400]	89	[1.16200]

24	[6.88600]	46	[3.25800]	68	[1.70200]	90	[1.15000]

25	[6.66100]	47	[3.15300]	69	[1.66100]	91	[1.14000]

26	[6.44300]	48	[3.05200]	70	[1.62200]	92	[1.12900]

27	[6.23300]	49	[2.95400]	71	[1.58400]	93	[1.11900]

28	[6.02900]	50	[2.86000]	72	[1.54800]	94	[1.10900]

29	[5.83100]	51	[2.76800]	73	[1.51400]	95	[1.09900]

30	[5.63700]	52	[2.68100]	74	[1.48100]	96	[1.08700]

31	[5.44900]	53	[2.59700]	75	[1.45000]	97	[1.07400]

32	[5.26500]	54	[2.51600]	76	[1.42100]	98	[1.05700]

33	[5.08600]	55	[2.43900]	77	[1.39200]	99	[1.03300]

34	[4.91300]	56	[2.36600]	78	[1.36600]	100+	[1.00000]

35	[4.74600]	57	[2.29600]	79	[1.34000]

36	[4.58400]	58	[2.22900]	80	[1.31700]		]

2517(VUL)-03/08

4D

VCVM2517004D

SCHEDULE (CONTINUED)

POLICY TABLE OF GUARANTEED RATES-Segment #1

Guaranteed Maximum Cost of Insurance Rates Per $1,000 of Net Amount at Risk

	Monthly		Monthly		Monthly		Monthly
	Cost of		Cost of		Cost of		Cost of
Attained	Insurance	Attained	Insurance	Attained	Insurance	Attained	Insurance
Age	Rate	Age	Rate	Age	Rate	Age	Rate

0	0.08083	31	0.09417	62	1.02083	93	19.50333

1	0.04667	32	0.09417	63	1.14250	94	20.92833

2	0.03250	33	0.09583	64	1.27000	95	22.43083

3	0.02250	34	0.09833	65	1.40417	96	23.80333

4	0.01750	35	0.10083	66	1.53917	97	25.26500

5	0.01750	36	0.10667	67	1.67417	98	26.82333

6	0.01833	37	0.11167	68	1.82083	99	28.48750

7	0.01833	38	0.12000	69	1.97000	100	30.26583

8	0.01833	39	0.12833	70	2.14750	101	31.67333

9	0.01917	40	0.13750	71	2.34583	102	33.17167

10	0.01917	41	0.14917	72	2.61000	103	34.76667

11	0.02250	42	0.16333	73	2.88500	104	36.46333

12	0.02750	43	0.17917	74	3.17333	105	38.26750

13	0.03250	44	0.19917	75	3.49250	106	40.18500

14	0.03917	45	0.22083	76	3.84000	107	42.22417

15	0.05083	46	0.24167	77	4.24333	108	44.39083

16	0.06167	47	0.26417	78	4.71333	109	46.69250

17	0.07250	48	0.27750	79	5.25500	110	49.13667

18	0.07833	49	0.29333	80	5.84500	111	51.73250

19	0.08167	50	0.31333	81	6.51583	112	54.48667

20	0.08333	51	0.33833	82	7.21167	113	57.41167

21	0.08333	52	0.37250	83	7.95917	114	60.51500

22	0.08500	53	0.41083	84	8.78583	115	63.80833

23	0.08583	54	0.45833	85	9.71417	116	67.30083

24	0.08750	55	0.51417	86	10.74250	117	71.00583

25	0.08917	56	0.57333	87	11.86250	118	74.93583

26	0.09333	57	0.63667	88	13.06083	119	79.10167

27	0.09750	58	0.68917	89	14.32333	120	83.33333

28	0.09750	59	0.74917	90	15.63833

29	0.09583	60	0.82167	91	16.87000

30	0.09500	61	0.91167	92	18.15250

The rates shown above are for a standard premium class. If the policy is based on a special premium class (other than standard), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Segment Benefit Profile of the Schedule for the special premium class. If the special premium class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the special premium class is a flat amount per $1,000, the maximum cost of insurance will be determined by adding the extra premium per month per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate shown above. The rates shown above are based on 100% of the 2001 Commissioners Standard Ordinary Age Nearest Birthday, [Male], Unismoke Ultimate Mortality Table.

2517(VUL)-03/08

4E

VM002517004E

[SCHEDULE (CONTINUED)

ADJUSTABLE TERM INSURANCE RIDER TABLE OF GUARANTEED RATES-Segment #1

Guaranteed Maximum Monthly Cost of Insurance Rates Per $1,000 of Rider Benefit

	Monthly		Monthly		Monthly		Monthly
	Cost of		Cost of		Cost of		Cost of
Attained	Insurance	Attained	Insurance	Attained	Insurance	Attained	Insurance
Age	Rate	Age	Rate	Age	Rate	Age	Rate

0	0.10083	31	0.11750	62	1.27583	93	24.37917

1	0.05833	32	0.11750	63	1.42833	94	26.16083

2	0.04083	33	0.12000	64	1.58750	95	28.03833

3	0.02833	34	0.12333	65	1.75500	96	29.75417

4	0.02167	35	0.12583	66	1.92417	97	31.58167

5	0.02167	36	0.13333	67	2.09250	98	33.52917

6	0.02333	37	0.14000	68	2.27583	99	35.60917

7	0.02333	38	0.15000	69	2.46250	100	37.83250

8	0.02333	39	0.16083	70	2.68417	101	39.59167

9	0.02417	40	0.17167	71	2.93250	102	41.46500

10	0.02417	41	0.18667	72	3.26250	103	43.45833

11	0.02833	42	0.20417	73	3.60667	104	45.57917

12	0.03417	43	0.22417	74	3.96667	105	47.83417

13	0.04083	44	0.24917	75	4.36583	106	50.23167

14	0.04917	45	0.27583	76	4.80000	107	52.78000

15	0.06333	46	0.30250	77	5.30417	108	55.48833

16	0.07750	47	0.33000	78	5.89167	109	58.36583

17	0.09083	48	0.34667	79	6.56917	110	61.42083

18	0.09833	49	0.36667	80	7.30667	111	64.66583

19	0.10250	50	0.39167	81	8.14500	112	68.10833

20	0.10417	51	0.42333	82	9.01500	113	71.76500

21	0.10417	52	0.46583	83	9.94917	114	75.64417

22	0.10667	53	0.51333	84	10.98250	115	79.76083

23	0.10750	54	0.57333	85	12.14250	116	83.33333

24	0.10917	55	0.64250	86	13.42833	117	83.33333

25	0.11167	56	0.71667	87	14.82833	118	83.33333

26	0.11667	57	0.79583	88	16.32583	119	83.33333

27	0.12167	58	0.86167	89	17.90417	120	83.33333

28	0.12167	59	0.93667	90	19.54833

29	0.12000	60	1.02750	91	21.08750

30	0.11917	61	1.14000	92	22.69083

The rates shown above are for a standard premium class. If the policy is based on a special premium class (other than standard), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Segment Benefit Profile of the Schedule for the special premium class. If the special premium class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the special premium class is a flat amount per $1,000, the maximum cost of insurance will be determined by adding the extra premium per month per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate shown above. The rates shown above are based on 125% of the 2001 Commissioners Standard Ordinary Age Nearest Birthday, [Male], Unismoke Ultimate Mortality Table.]

2517(VUL)-03/08

4E

VMATR2517004E

[SCHEDULE (CONTINUED)

ADJUSTABLE TERM INSURANCE RIDER

Guaranteed Maximum Monthly Administrative Charge Rates:

$[0.0328] per thousand of the difference between

Target Death Benefit and Stated Death Benefit for Segment years 1-5;

$[0.0020] per thousand of the difference between Target Death Benefit and Stated Death Benefit for Segment years 6-10; and

$[0.0010] per thousand of the difference between Target Death Benefit and Stated Death Benefit thereafter.]

2517(VUL)-03/08

V0002517ATR

[SCHEDULE (CONTINUED)

ADJUSTABLE TERM INSURANCE RIDER SCHEDULE
TABLE OF TARGET DEATH BENEFITS

REFER TO YOUR RIDER FOR MORE INFORMATION.

	TARGET		TARGET		TARGET
	DEATH		DEATH		DEATH
POLICY YEAR	BENEFIT	POLICY YEAR	BENEFIT	POLICY YEAR	BENEFIT

1	250,000.00	41	250,000.00	81	250,000.00

2	250,000.00	42	250,000.00	82	250,000.00

3	250,000.00	43	250,000.00	83	250,000.00

4	250,000.00	44	250,000.00	84	250,000.00

5	250,000.00	45	250,000.00	85	250,000.00

6	250,000.00	46	250,000.00	86	250,000.00

7	250,000.00	47	250,000.00	87	250,000.00

8	250,000.00	48	250,000.00	88	250,000.00

9	250,000.00	49	250,000.00	89	250,000.00

10	250,000.00	50	250,000.00	90	250,000.00

11	250,000.00	51	250,000.00	91	250,000.00

12	250,000.00	52	250,000.00	92	250,000.00

13	250,000.00	53	250,000.00	93	250,000.00

14	250,000.00	54	250,000.00	94	250,000.00

15	250,000.00	55	250,000.00	95	0

16	250,000.00	56	250,000.00	96	0

17	250,000.00	57	250,000.00	97	0

18	250,000.00	58	250,000.00	98	0

19	250,000.00	59	250,000.00	99	0

20	250,000.00	60	250,000.00	100	0

21	250,000.00	61	250,000.00	101	0

22	250,000.00	62	250,000.00	102	0

23	250,000.00	63	250,000.00	103	0

24	250,000.00	64	250,000.00	104	0

25	250,000.00	65	250,000.00	105	0

26	250,000.00	66	250,000.00	106	0

27	250,000.00	67	250,000.00	107	0

28	250,000.00	68	250,000.00	108	0

29	250,000.00	69	250,000.00	109	0

30	250,000.00	70	250,000.00	110	0

31	250,000.00	71	250,000.00	111	0

32	250,000.00	72	250,000.00	112	0

33	250,000.00	73	250,000.00	113	0

34	250,000.00	74	250,000.00	114	0

35	250,000.00	75	250,000.00	115	0

36	250,000.00	76	250,000.00	116	0

37	250,000.00	77	250,000.00	117	0

38	250,000.00	78	250,000.00	118	0

39	250,000.00	79	250,000.00	119	0

40	250,000.00	80	250,000.00	120	0 ]

2517(VUL)-03/08

V0002517ATR01

DEFINITIONS

This section identifies some of the important terms that have special meaning and are used throughout this policy and provides a reference to where these terms are defined and discussed more fully.

Account Value. See the Account Value Provisions on page 14. Accumulation Unit. See the Accumulation Unit Value section on page 15. Accumulation Unit Value. See the Accumulation Unit Value section on page 15. Age. See the Age section on page 23.

Base Death Benefit. See the Death Benefit Provisions on page 7.

General Account. See the General Account Provisions on page 13.

Guaranteed Interest Division. See the Guaranteed Interest Division section on page 13. ING Customer Service Center. See the ING Customer Service Center on page 26. Loan Division. See the Loan Division section on page 16.

Net Account Value. See the Account Value Provisions on page 14. Net Surrender Value. See the Surrender Provisions on page 19. Net Premium. See the Net Premium section on page 11. Scheduled Premium. See the Premiums section on page 10. Segment. See the Death Benefit Provisions on page 7.

Segment Premium. See the Net Premium section on page 11. Separate Account. See the Separate Account Provisions on page 12. Stated Death Benefit. See the Death Benefit Provisions on page 7. Subaccounts. See the Separate Account provisions on page 12. Surrender Value. See the Surrender Provisions on page 19.

Target Death Benefit. See the Death Benefit Provisions on page 7.

Target Premium: See the Net Premium section on page 11.

2517(VUL)-03/08

V00025170005

INSURANCE COVERAGE PROVISIONS

POLICY DATES AND PERIODS

Policy Date. The policy date is shown in the Schedule and is the effective date for all coverage provided in the original application. The policy date is the date from which we measure policy years and policy anniversaries and determine the monthly processing date. A policy anniversary occurs each year on the same calendar month and day as the policy date. If that date is not a valuation date, the policy anniversary will be the next valuation date.

Investment Date. The investment date is the first date on which we allocate your Net Premium payment to your policy. We will allocate the initial Net Premium to your policy at the end of the valuation period during which the latest of the following requirements is satisfied:

1.	We receive the amount of premium required for coverage to begin under the policy; and

2.	We have approved the policy for issue; and

3.	All issue requirements have been met and received at our Customer Service Center.

Monthly Processing Date. The monthly processing date is the date each month on which the monthly deductions from the Account Value are due. The first monthly processing date will be the policy date or the investment date, if later. Subsequent monthly processing dates will be the same calendar day each month as the policy date. If that date is not a valuation date, the monthly processing date will be the next valuation date.

Valuation Date. A valuation date is each date on which the Accumulation Unit Value of the Subaccounts of the Separate Account and the net asset value of the shares of the corresponding mutual funds are determined. Currently, these values are determined after the close of business of the New York Stock Exchange (“NYSE”) on any normal business day, Monday through Friday, that the NYSE is open for trading. The valuation date may be revised as needed in accordance with applicable federal securities laws and regulations.

Right to Examine Period. The right to examine period is the number of days after delivery of the policy to you during which you have the right to examine your policy and return it for a refund. See the cover page of this policy for a description of your right to examine period.

Initial Period. The initial period ends on the date this policy was mailed to you from our Customer Service Center plus 5 days plus the right to examine period.

Valuation Period. A valuation period is the period which begins at 4:00 p.m. Eastern time on a valuation date and ends at 4:00 p.m. Eastern time on the next succeeding valuation date. The valuation period may be revised as needed in accordance with applicable federal securities laws and regulations.

2517(VUL)-03/08

V00025170006

DEATH BENEFIT PROVISIONS

DEATH BENEFIT

Segment. A Segment is a block of death benefit coverage. The Stated Death Benefit shown in the Segment Benefit Profile of your Schedule is the initial Segment, or Segment #1. Each increase in the Stated Death Benefit (other than due to a death benefit option change) is a new Segment. Each new Segment, along with its effective date, will be shown separately on the Segment Benefit Profile of the Schedule. The first Segment year begins on the effective date of the Segment and ends one year later. Each new Segment may be subject to a new premium expense charge, surrender charge, cost of insurance charge and administrative charge, as well as new incontestability and suicide exclusion periods. See the Requested Increases in Coverage provisions for details.

Stated Death Benefit. The Stated Death Benefit is the sum of the Segments of death benefit coverage under your policy and is in your Schedule. The Stated Death Benefit changes when there is an increase or a decrease or when a policy transaction causes it to change (for example, a partial withdrawal under Death Benefit Death Benefit Option 1 may cause the Stated Death Benefit to change).

Base Death Benefit. The Base Death Benefit is calculated according to one of the following death benefit options:

1.	Death Benefit Option 1. Under Death Benefit Option 1, the Base Death Benefit is the greater of:

	(a)	The Stated Death Benefit; or

	(b)	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

2.	Death Benefit Option 2. Under Death Benefit Option 2, the Base Death Benefit is the greater of:

	(a)	The Stated Death Benefit plus the Account Value, or

	(b)	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

3.	Death Benefit Option 3. Under Death Benefit Option 3, the Base Death Benefit is the greater of:

	(a)	The Stated Death Benefit plus premiums received less partial withdrawals taken, or

	(b)	The Account Value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

The death benefit option applicable to you is shown in the Schedule.

Minimum Death Benefit. The Minimum Death Benefit is shown in the Schedule. The Minimum Death Benefit applies to the Target Death Benefit.

Target Death Benefit. The Target Death Benefit is an amount of death benefit coverage scheduled by you at issue and may vary by year. A partial withdrawal may reduce the Target Death Benefit. If there is no Adjustable Term Insurance Rider attached to your policy, the Target Death Benefit in all years is the same as the Stated Death Benefit.

Total Death Benefit. The Total Death Benefit is equal to the Base Death Benefit plus any Adjustable Term Death Benefit under the Adjustable Term Insurance Rider, if attached to your policy.

Definition of Life Insurance. The definition of life insurance test shown in the Schedule is the specific method by which we determine whether your policy meets the definition of life insurance under the Internal Revenue Code. The test is not subject to change unless required by a change in the Internal Revenue Code or by other applicable legal authority.

2517(VUL)-03/08

V00025170007

This policy is designed to qualify as life insurance under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner consistent with that design. The Base Death Benefit in force at any time will not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the policy is issued. We reserve the right to amend the policy, return or refuse any premium, whether scheduled or unscheduled, adjust the amount of coverage and reject any requested change when required to maintain this tax qualification. We also reserve the right to reject any requested policy change if the change may cause us to return any premium to you, unless you have agreed in writing. We will send you a copy of any policy amendment.

CHANGES IN INSURANCE COVERAGE

Once each policy year you may request that the Stated Death Benefit be changed by sending a written request to our Customer Service Center. The change in coverage may not be for an amount less than $1,000. The effective date of the change will be the monthly processing date immediately following the date your written request is approved by us. After any change to the Stated Death Benefit, you will receive an amended Schedule reflecting the change to the policy and its impact on any riders, if applicable, the new Target Premium and the new surrender charge.

Requested Increases in Coverage. Requested increases in the Stated Death Benefit are also subject to the following:

1.	You may request an increase in the Stated Death Benefit after the first monthly processing date through Age 85 (Age 70 for guaranteed issue policies);

2.	You must provide evidence satisfactory to us that the insured is insurable according to our normal rules of underwriting for the applicable premium class and rating for your policy. This evidence will include an application and may include required medical information; and

3.	An increase will create a new Segment of Stated Death Benefit. Each new Segment will result in a new premium expense charge which will be deducted from the premium allocated to the new Segment, new surrender charges, new monthly deductions including new cost of insurance charges and new incontestability and suicide exclusion periods.

Requested Decreases in Coverage. Requested decreases in the Stated Death Benefit are also subject to the following:

1.	You may request a decrease in the Stated Death Benefit after the first policy year;

2.	We will limit the decrease such that immediately after the requested decrease, the Target Death Benefit is at least the Minimum Death Benefit shown in the Schedule;

3.	If your policy has an Adjustable Term Insurance Rider, a decrease will first reduce the Adjustable Term Insurance Rider coverage and will then reduce each of the Stated Death Benefit Segments in the same proportion as the Segment bears to the Stated Death Benefit as of the effective date of the decrease; and

4.	A surrender charge will apply if a Segment of Stated Death Benefit is decreased during the surrender charge period. If a surrender charge applies, it will be deducted from your Account Value and future surrender charges will be reduced.

Death Benefit Option Changes. Beginning with the first monthly processing date and ending with the policy anniversary nearest the insured’s 121st birthday and subject to the limits described below, you may request a change in the death benefit option applicable to your policy. This change will be effective as of the next monthly processing date following our approval of the change. A death benefit option change applies to the entire Stated Death Benefit.

2517(VUL)-03/08

V00025170008

We allow changes from Death Benefit Option 1 to Death Benefit Option 2; from Death Benefit Option 2 to Death Benefit Option 1; and from Death Benefit Option 3 to Death Benefit Option 1. After the effective date of the change, we will change the Stated Death Benefit according to the following table:

DEATH BENEFIT
OPTION CHANGE

FROM	TO	STATED DEATH BENEFIT FOLLOWING THE CHANGE EQUALS:

Death	Death	Stated Death Benefit prior to such change minus your Account Value as of the
Benefit	Benefit	effective date of the change.
Option 1	Option 2

Death	Death	Stated Death Benefit prior to such change plus your Account Value as of the
Benefit	Benefit	effective date of the change.
Option 2	Option 1

Death	Death	Stated Death Benefit prior to such change plus the sum of all the premiums
Benefit	Benefit	received minus all partial withdrawals taken prior to the effective date of the
Option 3	Option 1	change.

To determine the Segment Stated Death Benefit after a death benefit option change, your Account Value will be allocated to each Segment in the same proportion that Segment bears to the Stated Death Benefit as of the effective date of the change.

We may not allow any change if it would reduce the Stated Death Benefit below the Minimum Death Benefit shown in the Schedule. We do not allow death benefit option changes from:

1.	Death Benefit Option 1 to Death Benefit Option 3;

2.	Death Benefit Option 2 to Death Benefit Option 3; or

3.	Death Benefit Option 3 to Death Benefit Option 2.

PAYMENT OF DEATH BENEFIT PROCEEDS

Death benefit proceeds is the amount we will pay on the insured’s death. The death benefit proceeds equal:

1.	The Total Death Benefit in effect on the date of the insured’s death; plus

2.	Any amounts payable under any riders attached to the policy other than the Adjustable Term Insurance Rider; minus

3.	Any outstanding policy loan including accrued but unpaid interest; minus

4.	Any unpaid monthly deductions incurred prior to the date of the insured’s death.

The calculation of the death benefit proceeds will be computed as of the date of the insured’s death.

We will determine the amount of death benefit proceeds payable when we have received due proof of the insured’s death and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability provisions.

We will pay proceeds in one lump sum unless you request an alternate method of payment. There are many possible methods of payment. The available payout methods are described in the Settlement Options provision. Contact us or your agent/registered representative for additional information. Interest will be paid on the one lump sum death benefit proceeds from the date of the insured’s death to the date of payment, or until a Settlement Option is selected. Interest will be at the rate we declare, or at any higher rate required by law.

2517(VUL)-03/08

V00025170009

CONTINUATION OF COVERAGE

If the policy is in force on the policy anniversary nearest the insured’s 121st birthday, it will continue pursuant to the terms of the policy. On this date, the following will occur:

1.	If there is an Adjustable Term Insurance Rider attached to the policy, the Stated Death Benefit for the policy will equal the Target Death Benefit on the policy anniversary nearest the insured’s 121st birthday. Any Adjustable Term Insurance Rider will then terminate;

2.	All other riders attached to the policy also will terminate;

3.	The portion of your Account Value invested in the Subaccounts of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the Subaccounts of the Separate Account will be allowed; and

4.	If the death benefit option in force on the policy is Death Benefit Option 2 or Death Benefit Option 3, the policy will be converted to Death Benefit Option 1 in accordance with the procedures outlined in the Death Benefit Option Changes provision of this policy. No further changes will be allowed to the death benefit option.

After the policy anniversary nearest the insured’s 121st birthday:

1.	No further premiums will be accepted;

2.	No further monthly deductions will be taken;

3.	Transaction charges will continue to be deducted at the time of the applicable transaction;

4.	Interest will continue to be credited to the Account Value in the Guaranteed Interest Division;

5.	Partial withdrawals will continue to be available;

6.	Policy loans will continue to be available and any existing policy loan will continue. Policy loan interest will continue to accrue and if not paid may cause your policy to lapse. Payments on policy loans will be accepted; and

7.	The policy will enter the 61-day grace period if the Net Account Value is zero or less.

If you do not want coverage to continue past the policy anniversary nearest the insured’s 121st birthday, the policy may be surrendered.

PREMIUM PROVISIONS

PREMIUMS

Scheduled Premium. Scheduled Premium is the amount that you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. Premiums may be paid monthly, quarterly, semiannually, or annually, as you determine. You are not required to pay the Scheduled Premium and you may change it at any time. Also, within limits, you may pay less or more than the Scheduled Premium.

You may pay the Scheduled Premium shown in your Schedule while this policy is in force prior to the policy anniversary nearest the insured’s 121st birthday. You may increase or decrease the amount of the Scheduled Premium, subject to limits we may set and provisions in the Premium Limitation provisions. Under conditions provided in the Grace Period provisions you may be required to make premium payments to keep the policy in force. You may pay premiums on a monthly basis through an automated payment facility.

Unscheduled Premium. You may make unscheduled premium payments at any time the policy is in force prior to the policy anniversary nearest the insured’s 121st birthday, subject to limits we may set and the Premium Limitation provisions. Unless you tell us otherwise, unscheduled premium payments will first be applied to reduce or pay off any existing policy loan and, as such, premium expense charges will not be deducted. We may limit the amount of such unscheduled premium payments if the payment would result in an increase in the Base Death Benefit.

2517(VUL)-03/08

V00025170010

PREMIUM LIMITATION

We will refund any premium that causes your policy to not qualify as life insurance under the Internal Revenue Code. We will also reject or return any scheduled or unscheduled Premium if the premium would cause:

1.	An increase in the stated or Target Death Benefit not allowed under our underwriting requirements or our available reinsurance coverage; or

2.	Classification of your policy as a modified endowment contract under the Internal Revenue Code, unless you have agreed to such classification in writing.

No premium may be paid after the death of the insured.

NET PREMIUM

The Net Premium equals the premium received minus the premium expense charge. The premium expense charge is deducted from each premium before the premium is allocated to your Account Value.

Each time we receive a premium we determine the premium expense charge by multiplying the applicable premium expense charge percentage by the Segment Premium. There is a different applicable percentage depending on the Segment year in which the premium is received. Premiums allocated to a new Segment will be subject to a new premium expense charge.

The premium expense charge percentage and the Target Premium for each Segment are shown in the Schedule. Target Premium is used to determine your premium expense charge and is actuarially determined based on the insured’s Age and gender. Target Premium is not based on your Scheduled Premium.

Segment Premium is the actual premium received and allocated to existing Segments. Premium is allocated in the same proportion that the Segment Target Premium bears to the sum of all Segment Target Premium. If there is only one Segment Target Premium, the entire premium is allocated to that Segment. Segment Target Premium is shown in the Schedule. Because each Segment has unique Segment years, each Segment Premium is associated with a Segment year.

PREMIUM ALLOCATION

During the initial period all Net Premium designated for allocation to Subaccounts of the Separate Account will be allocated to the money market Subaccount and all Net Premium designated for allocation to the Guaranteed Interest Division will be allocated to that division. On the valuation date immediately following the end of the initial period, the balance of the amount in the money market Subaccount will be transferred to other Subaccounts of the Separate Account according to your allocation instructions. Amounts allocated to the Guaranteed Interest Division will remain in that division.

After the initial period all Net Premium will be allocated to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division in accordance with your allocation instructions. These allocations will occur at the end of the valuation date during which we receive the premium at our Customer Service Center.

You may change your premium allocation instructions according to the terms and conditions described in your policy prospectus.

FAILURE TO PAY PREMIUM

If you stop paying premiums prior to the policy anniversary nearest the insured’s 121st birthday, your coverage may lapse. See the Grace Period provisions for details.

2517(VUL)-03/08

V00025170011

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from our other assets.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from our General Account and our other Separate Accounts. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.

SUBACCOUNTS

The Separate Account is divided into Subaccounts, each of which invests in a corresponding underlying mutual fund. The current eligible Subaccounts are shown in your policy prospectus. We may, from time to time, add additional Subaccounts. If we do, you may be permitted to select from these other Subaccounts subject to the terms and conditions we may impose on those allocations.

We reserve the right to limit the number of Subaccounts in which you may invest over the life of the policy. This limit, if any, will be listed in the updated policy prospectus provided to you each year.

CHANGES WITHIN THE SEPARATE ACCOUNT

Subject to state and federal law and the rules and regulations thereunder, we may, from time to time make any of the following changes to the Separate Account:

1.	Make additional Subaccounts available. These Subaccounts will invest in corresponding mutual funds we find suitable for the policy;

2.	Close or eliminate Subaccounts;

3.	Combine 2 or more Subaccounts;

4.	Substitute a new mutual fund for the existing mutual fund in which a Subaccount invests. A substitution may become necessary if, in our judgment, a mutual fund no longer suits the purposes of the policy, there is a change in laws or regulations, there is a change in a mutual fund’s investment objectives or restrictions, the mutual fund is no longer available for investment, or for any other reason, such as a declining asset base, we deem a substitution appropriate;

5.	Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another Separate Account;

6.	Withdraw the Separate Account from registration under the Investment Company Act of 1940;

7.	Operate the Separate Account as a management investment company under the Investment Company Act of 1940;

8.	Cause one or more Subaccounts to invest in a mutual fund other than, or in addition to, the mutual funds currently available;

9.	Discontinue the sale of policy;

10.	Terminate any employer or plan trustee agreement with us pursuant to the agreement’s terms;

11.	Restrict or eliminate any voting rights as to the Separate Account; or

12.	Make any changes required by the Investment Company Act of 1940 or the rules or regulations thereunder.

2517(VUL)-03/08

V00025170012

We will not make a change until such change is disclosed in an effective prospectus or prospectus supplement, authorized by an order from the SEC, if necessary, and approved by the appropriate state insurance departments, if necessary. We will notify you of any changes to the Separate Account.

GENERAL ACCOUNT PROVISIONS

THE GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other Separate Accounts. The Guaranteed Interest Division is a part of our General Account and provides guarantees of principal and interest. The Loan Division is also part of our General Account.

Guaranteed Interest Division. The Guaranteed Interest Division is another investment option to which you may allocate all or part of your Account Value. The Account Value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any earned interest minus deductions taken from this division. Interest is credited at the guaranteed rate shown in the Schedule or may be credited at a higher rate. Any higher rate is guaranteed not to change more frequently than every policy anniversary.

Loan Division. The Loan Division is part of our General Account in which funds are set aside to secure any outstanding policy loan and accrued loan interest when due. See the Loan Provisions for information.

TRANSFER PROVISIONS

TRANSFERS

After the initial premium allocation and until the policy anniversary nearest the insured’s 121st birthday, your Account Value in each Subaccount may be transferred to any other Subaccount of the Separate Account or to the Guaranteed Interest Division upon your request. One transfer from the Guaranteed Interest Division into the Separate Account Subaccounts may be made within 30 days of each policy anniversary. The minimum required for each transfer is $100.

We monitor transfer activity and may restrict or reject transfers that constitute Excessive Trading or are prohibited by an underlying mutual fund in which a Subaccount invests. Our current definition of Excessive Trading and the related trading limits and requirements are listed in and governed by the policy prospectus in effect at the time of the transfer.

On the policy anniversary nearest the insured’s 121st birthday, your Account Value in each Subaccount of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed. Likewise, if you exercise your Change Right during the first two policy years, your Account Value in each Subaccount of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed.

2517(VUL)-03/08

V00025170013

ACCOUNT VALUE PROVISIONS

ACCOUNT VALUE

The Account Value is equal to the sum of the amounts allocated to the Subaccounts of the Separate Account and to the Guaranteed Interest Division plus any amount set aside in the Loan Division.

The Account Value reflects:

1.	The Net Premium applied to the policy;

2.	Any rider benefits applied to the policy;

3.	The fees and charges we deduct;

4.	Any partial withdrawals you take;

5.	The investment performance of the funds underlying the Subaccounts of the Separate Account;

6.	Interest earned on amounts allocated to Guaranteed Interest Division; and

7.	Interest earned on amounts held in the Loan Division.

Your Net Account Value is equal to your Account Value minus any outstanding policy loan balance, including accrued but unpaid loan interest. A detailed statement of the method of computation of values under the policy has been filed with the insurance department of the state in which the policy was delivered, if required.

VALUES ON THE INVESTMENT DATE

The value of each Subaccount of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

1.	The initial premium allocated to that Subaccount or division; minus

2.	The portion of any monthly deductions due as allocated to that Subaccount or division.

VALUE OF THE SUBACCOUNTS

On valuation dates after the investment date, the value of each Subaccount of the Separate Account is calculated as follows:

1.	The number of Accumulation Units in that Subaccount as of the beginning of the current valuation period multiplied by that Subaccount’s Accumulation Unit Value for the current valuation period; plus

2.	Any additional Net Premiums allocated to that Subaccount during the current valuation period; plus

3.	Any rider benefits allocated to that Subaccount during the current valuation period; plus

4.	Any value transferred to that Subaccount during the current valuation period; minus

5.	Any value transferred from that Subaccount during the current valuation period; minus

6.	Any partial withdrawals taken and any applicable withdrawal fees which are allocated to that Subaccount during the current valuation period; plus

7.	Any amounts transferred into that Subaccount from the Loan Division as a result of a loan or loan interest payment; minus

8.	Any amounts transferred to the Loan Division as a result of any loans which are allocated to that Subaccount during the current valuation period; minus

9.	The portion of any surrender charge resulting from a decrease in Stated Death Benefit allocated to that Subaccount; minus

10.	The portion of the monthly deduction allocated to that Subaccount, if a monthly processing date occurs during the current valuation period; minus

11.	The portion of any transaction charges and mutual fund redemption fees allocated to that Subaccount during the current valuation period.

2517(VUL)-03/08

V00025170014

Accumulation Unit Value. An Accumulation Unit is a unit of measurement used to calculate the Account Value in each Subaccount of the Separate Account. The Accumulation Unit Value of a Subaccount of the Separate Account is determined as of each valuation date. We use an Accumulation Unit Value to measure the experience of each Subaccount of the Separate Account during a valuation period. We generally set the Accumulation Unit Value at $10 when each Subaccount is opened. The Accumulation Unit Value for a valuation date equals the Accumulation Unit Value for the preceding valuation date multiplied by the accumulation experience factor defined below for the valuation period ending on the valuation date.

The number of Accumulation Units for a given transaction related to a Subaccount of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that Subaccount’s Accumulation Unit Value for that date.

Accumulation Experience Factor. For each Subaccount of the Separate Account, the accumulation experience factor reflects the investment experience of the corresponding mutual fund in which that Subaccount invests and the charges assessed against that Subaccount for a valuation period. The accumulation experience factor is calculated as follows:

1.	The net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the current valuation period; plus

2.	The amount of any dividend or capital gains distribution declared and reinvested in the corresponding mutual funds in which that Subaccount invests during the current valuation period; minus

3.	A charge for taxes, if any.

4.	The result of 1., 2. and 3. is then divided by the net asset value of the corresponding mutual fund in which that Subaccount invests as of the end of the preceding valuation period.

VALUE OF THE GUARANTEED INTEREST DIVISION

On valuation dates after the investment date, the value of the Guaranteed Interest Division is calculated as follows:

1.	The value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus

2.	Any additional Net Premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus

3.	Any rider benefits allocated to the Guaranteed Interest Division during the current valuation period; plus

4.	Any value transferred to the Guaranteed Interest Division during the current valuation period; minus

5.	Any value transferred from the Guaranteed Interest Division during the current valuation period; minus

6.	Any partial withdrawals taken and any applicable withdrawal fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus

7.	Any amounts transferred from the Loan Division as a result of a loan or loan interest payment; minus

8.	Any amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus

9.	The portion of any surrender charge resulting from a decrease in Stated Death Benefit allocated to the Guaranteed Interest Division, minus

10.	The portion of the monthly deduction allocated to the Guaranteed Interest Division, if a monthly processing date occurs during the current valuation period; minus

11.	The portion of any transaction charges allocated to the Guaranteed Interest Division during the current valuation period.

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V00025170015

VALUE OF THE LOAN DIVISION

On valuation dates after the investment date, the value of the Loan Division is calculated as follows:

1.	The value of the Loan Division on the prior valuation date; plus

2.	Any interest credited to the Loan Division during the valuation period; plus

3.	An amount equal to any additional loans since the prior valuation date; minus

4.	Any loan repayments, including payment of loan interest; plus

5.	The amount of accrued loan interest if the valuation date is a policy anniversary; minus

6.	The amount of interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the Subaccounts of the Separate Account and Guaranteed Interest Division according to your premium allocation instructions then in effect.

DEDUCTIONS

MONTHLY DEDUCTIONS The monthly deduction is equal to:

1.	The cost of insurance charge for this policy and the other monthly deductions shown in the Schedule; plus

2.	The monthly charges for any other additional benefits provided by rider.

Monthly deductions are taken from the Subaccounts of the Separate Account and Guaranteed Interest Division as of the monthly processing date as described in the prospectus in effect at the time of the transaction. You may designate a single source from which the monthly deductions will be taken. These deductions will be displayed in periodic reports that we send you at least once per policy year. After the policy anniversary nearest the insured’s 121st birthday, no further monthly deductions will be taken.

Cost of Insurance Charge. The cost of insurance charge for the policy is the sum of the cost of insurance for all Segments. A Segment’s cost of insurance is the cost of insurance rate for the premium class for that Segment multiplied by the net amount at risk allocated to that Segment. It is determined on a monthly basis.

The net amount at risk is equal to 1. divided by 2., minus 3. where:

1.	Is the sum of the Base Death Benefit for each Segment as of the monthly processing date after the monthly deductions (other than cost of insurance charges for the Base Death Benefit and any riders);

2.	Is the result of One plus the monthly equivalent of the guaranteed minimum interest rate for the Guaranteed Interest Division as shown in the Schedule; and

3.	Is the Account Value as of the monthly processing date after the monthly deductions (other than the cost of insurance charges for the Base Death Benefit and any riders).

The net amount at risk will be allocated to a Segment in the same proportion as that Segment’s Stated Death Benefit bears to the sum of the Stated Death Benefits for all Segments.

The cost of insurance rate for each Segment will be determined by us from time to time. Different rates will apply to each Segment. They will be based on the gender and Age of the insured as of the effective date of Segment coverage, the duration since the coverage began and the Segment Premium class. Any change in rates will apply to all individuals of the same premium class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates for the Segment. These tables are in the Schedule.

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V00025170016

TRANSACTION CHARGES

Transaction charges, as described in the Schedule, are deducted at the time of the applicable transaction.

REDEMPTION FEES

If applicable, we may deduct the amount of any redemption fees imposed by the underlying mutual funds as a result of withdrawals, transfers or other transactions you initiate. Redemption fees, if any, are separate and distinct from any transaction charges or any other charges deducted from your Account Value.

LOAN PROVISIONS

POLICY LOANS

You may request a policy loan on or after the first monthly processing date by writing to us at our Customer Service Center. The minimum amount you may borrow is shown in the Schedule and the maximum amount you may borrow at any time equals:

1.	The Surrender Value on the date of the loan request; minus

2.	Any outstanding policy loan including accrued but unpaid loan interest to the next policy anniversary; minus

3.	All monthly deductions to the next policy anniversary, or 13 monthly deductions if you take the loan within the 30-day period before your next policy anniversary.

A policy loan is a first lien against your policy. If the loan amount and any accrued interest equals or exceeds the Account Value, a premium sufficient to keep this policy in force must be paid. See the Grace Period provision for details.

When a policy loan is taken or when interest is not paid in cash when due, an amount equal to the loan or unpaid loan interest, respectively, is transferred from the Subaccounts of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. Unless you request otherwise, this amount will be transferred from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that your value in each bears to your Net Account Value as of the date the transfer is effective.

LOAN INTEREST

We charge interest on the policy loan amount at the maximum annual interest rate shown in the Schedule. The current interest rate may be less than the maximum rate and may change from time to time. Loan interest is due and payable at the end of each policy year. If interest is not paid when due, it is added to the policy loan.

We also credit the Account Value in the Loan Division with interest at an annual interest rate no less than the rate shown in the Schedule. Interest we credit becomes part of the Loan Division until the end of the policy year when it is transferred to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

LOAN REPAYMENTS

A policy loan may be repaid at any time while your policy is in force. Unless you indicate otherwise, payments we receive other than Scheduled Premium payments will be considered loan repayments. When a loan repayment is made and unless you tell us otherwise, we will transfer an amount equal to the repayment from the Loan Division to the Subaccounts of the Separate Account and/or the Guaranteed Interest Division according to your most recent premium allocation instructions.

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V00025170017

PARTIAL WITHDRAWAL PROVISIONS

PARTIAL WITHDRAWALS

A partial withdrawal is a withdrawal of a portion of your Net Surrender Value from the policy. The partial withdrawal may cause a surrender charge to be incurred and may reduce the death benefit. We deduct a partial withdrawal fee each time you take a partial withdrawal from your policy. The amount of the partial withdrawal fee and the surrender charge schedule are each shown in the Schedule.

You may request a partial withdrawal on any valuation date after the first policy anniversary by writing to us at our Customer Service Center. The minimum and maximum partial withdrawal amounts are shown in the Schedule. When we process a partial withdrawal, the amount of the withdrawal plus the partial withdrawal fee is deducted from your Account Value. We limit the number of partial withdrawals in a policy year. This limit is shown in the Schedule.

Unless you request otherwise, the amount withdrawn will be taken from the Subaccounts of the Separate Account and the Guaranteed Interest Division in the same proportion that your value in each bears to your Net Account Value immediately prior to the partial withdrawal. However, an amount withdrawn from the Guaranteed Interest Division may not exceed the total partial withdrawal times the ratio of your Account Value in the Guaranteed Interest Division to your Net Account Value immediately prior to the withdrawal. The partial withdrawal fee and any surrender charge deducted from your Account Value is deducted from each Subaccount of the Separate Account and the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

We will send you a new Schedule to reflect the effect of the partial withdrawal if there is any change to the death benefits and/or surrender charges. We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits, if any, will be effective as of the valuation date after we receive your request.

EFFECT OF A PARTIAL WITHDRAWAL ON THE DEATH BENEFIT

A partial withdrawal does not reduce the Stated Death Benefit when:

1.	The Base Death Benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code; and

2.	The amount withdrawn is not greater than that which reduces your Account Value to the level which no longer requires the Base Death Benefit to be increased for Internal Revenue Code purposes.

Otherwise, the Stated Death Benefit may be reduced by the amount of the partial withdrawal depending on the death benefit option in effect:

1.	For a policy with a Death Benefit Option 1 death benefit, a partial withdrawal reduces your Stated Death Benefit by the amount of the partial withdrawal;

2.	For a policy with a Death Benefit Option 2 death benefit, a partial withdrawal does not reduce your Stated Death Benefit; and

3.	For a policy with a Death Benefit Option 3 death benefit, a partial withdrawal reduces your Stated Death Benefit by any amount of the partial withdrawal in excess of premiums paid, less prior withdrawals, to the date of the partial withdrawal.

If a partial withdrawal reduces the Stated Death Benefit, the Target Death Benefit will also be reduced by an equal amount. Any reduction in death benefit or Account Value will occur as of the date the partial withdrawal occurs. We will limit the amount of the partial withdrawal such that, immediately after the requested withdrawal, the death benefit is at least equal to the Minimum Death Benefit shown in the Schedule.

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V00025170018

SURRENDER PROVISIONS

POLICY SURRENDERS

You may surrender your policy after the right to examine period or at any time before the death of the insured and receive the Net Surrender Value. We will compute the Net Surrender Value as of the valuation date we receive both your request and the policy at our Customer Service Center. This policy will be canceled as of the date we receive your request, and there will be no further benefits under this policy. Once you surrender this policy, it cannot be reinstated.

Net Surrender Value. The Net Surrender Value of the policy equals its Surrender Value minus any policy loan including accrued but unpaid loan interest.

Surrender Value. The Surrender Value of the policy is equal to the Account Value minus any applicable surrender charge. The Surrender Value will not be less than the minimums required as of the policy date by the state in which your policy was delivered.

SURRENDER CHARGES

The surrender charge is the charge made against your Account Value in the event of surrender of your policy, policy lapse, requested reductions in the Stated Death Benefit or certain partial withdrawals. A separate surrender charge will apply to each Segment of Stated Death Benefit. The surrender charge for this policy is the sum of the surrender charge for each Segment of Stated Death Benefit.

The surrender charge for each Segment of Stated Death Benefit is determined from the surrender charge table in the Schedule. It depends on the Segment year, Age on the Segment effective date, and the effective date and initial Stated Death Benefit as shown in the Schedule. The surrender charge is based on the amount of Stated Death Benefit surrendered and may change upon any increase or decrease in the policy’s death benefit.

During the first ten policy years or within ten years of the effective date of an increase in the Stated Death Benefit Segment, if you request a decrease to the Stated Death Benefit or take a partial withdrawal which causes the Stated Death Benefit to decrease, the surrender charge will decrease in the same proportion that the Stated Death Benefit decreases.

If there is a decrease in the Stated Death Benefit, we subtract the applicable surrender charge from your Account Value. The amount of the surrender charge that we will subtract will equal the surrender charge in effect before the decrease minus the surrender charge in effect after the decrease. A surrender charge is not deducted from your Account Value if the Stated Death Benefit is decreased because the death benefit option is changed. If the surrender charge deducted from your Account Value causes your Net Account Value to become zero or less, you may enter the Grace Period. See Grace Period provisions.

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V00025170019

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD

On a monthly processing date, if the Net Account Value is zero or less, the policy will enter into a 61-day grace period.

During the grace period you must make the required premium payment then due to keep the policy in force. If we do not receive this amount in full by the end of the grace period, your policy will lapse without value. The required premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the policy and any riders in force for two months following receipt of the required premium payment. If we receive at least the required premium payment during the grace period, we will apply the Net Premium payment to the policy and subtract the past due amounts.

We will mail notice of the amount of the required premium payment to you and any assignee at the last known address at least 30 days before the end of the grace period.

If the death of the insured occurs during the grace period, we will deduct any unpaid monthly deductions from the death benefit proceeds of the policy. If you surrender your policy during the grace period, we will subtract any unpaid monthly deductions from the Surrender Value.

TERMINATION

All coverage provided by this policy will end as of the earliest of:

1.	The date the policy is surrendered;

2.	The date of the insured’s death; or

3.	The date the grace period ends without payment of the required premium.

REINSTATEMENT

Reinstatement means putting a lapsed policy back in force. If the policy has lapsed at the end of the grace period, we will allow your policy to be reinstated if all of the following conditions are met:

1.	You have not surrendered the policy for its net Surrender Value;

2.	We receive your request to reinstate your policy in writing on or before the earlier of:

(a) Five years from the date your policy lapsed; or

(b) The policy anniversary nearest the insured’s 121st birthday;

3.	You submit evidence satisfactory to us that the insured, and any other insureds under any applicable riders, are still insurable according to our normal rules of underwriting for the applicable underwriting class for this type of policy; and

4.	We receive payment of the amount of premium sufficient to keep the policy and any riders in force from the beginning of the grace period to the end of the expired grace period and for 2 months after the date of reinstatement. We will let you know at the time you request reinstatement, the amount of premium needed for this purpose and the time period within which it must be received by us.

Once we reinstate your policy:

1.	Any policy loan will be reinstated with interest charged and credited from the date the grace period began to the date of reinstatement;

2.	The surrender charge as of the date of reinstatement will be determined as if your policy had not lapsed;

3.	The Net Premium received minus past due amounts will be allocated to the Subaccounts of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the grace period or as directed by you in writing at the time of reinstatement.

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V00025170020

The effective date of the reinstatement will be the monthly processing date on or next following the date the above conditions are met and we approve your written application for reinstatement. If you meet the above conditions and we approve your application for reinstatement and the insured dies before the monthly processing date on which the policy is to be reinstated, we will pay death benefit proceeds as of that monthly processing date. Riders may be reinstated subject to the reinstatement provisions in the rider forms.

SETTLEMENT OPTIONS

SELECTION

A Settlement Option provides for payment of the death benefit proceeds to the beneficiary or the Net Surrender Value in other than one lump sum. You may select a Settlement Option before the death of the insured. If you have not selected a Settlement Option, the beneficiary may do so within 60 days after we receive due proof satisfactory to us of the insured’s death. A request for a Settlement Option must be in writing and received at our Customer Service Center. You may not name a payee that is not a natural person without our consent. The various methods of settlement are described in the following Settlement Options provision.

SETTLEMENT OPTIONS The following Settlement Options are available:

1.	Settlement Option I. Payments for a Designated Period. Payments will be made in annual, semi-annual, quarterly or monthly installments per year as elected for a designated period, which may be from 5 to 30 years. The amount of each installment will be equal except for any excess interest, as described below. The amount of the first monthly installment for each $1,000 of Account Value applied is shown in Settlement Option Table I;

2.	Settlement Option II. Life Income With Payments for Designated Period. Payments will be made in annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years as selected. The amount of each installment will be equal except for any excess interest, as described below. The amount of the first monthly installment for each $1,000 of Account Value applied is shown in Settlement Option Table II. This option is available for ages shown in the table. Rates for ages not shown in the table may be available and will be furnished upon request. Payments under Settlement Option II will be determined by using the 2000 Individual Annuity Mortality Table for the appropriate gender at 1.5% interest;

3.	Settlement Option III. Hold at Interest. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date selected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as selected. Money may not be left on deposit for more than 30 years;

4.	Settlement Option IV. Payments of a Designated Amount. Payments will be made until proceeds, together with interest at the rate declared by us or at any higher rate required by law, are exhausted. Payments will be made in annual, semi-annual, quarterly or equal monthly installments per year, as selected; and

5.	Settlement Option V. Other. Payments may be made in any other manner as agreed upon in writing between you (or the beneficiary) and us.

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V00025170021

SETTLEMENT OPTION CHANGES AND WITHDRAWALS

You may change a Settlement Option selection at any time before the insured’s death.

If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has selected the Settlement Option, the beneficiary (as primary payee) changes and withdrawals by the beneficiary are subject to the following:

1.	Changes may be made from Settlement Options I, III, and IV to another Settlement Option;

2.	Full withdrawals may be made under Settlement Option III or IV. Partial withdrawals of not less than $300 may be made under Settlement Option III;

3.	The remaining installments under Settlement Option I may be converted to a lump sum payment discounted at 3% interest; and

4.	Changes in any contingent payee designation may be made.

The request to make a change or withdrawal must be written and received at our Customer Service Center. We also may require that you send in the supplementary policy. We may defer payment of converted and withdrawable amounts for a period up to 6 months.

SETTLEMENT OPTION EXCESS INTEREST

If we declare that Settlement Options are to be credited with an interest rate above that which is guaranteed, it will apply to Settlement Options I, II, III, and IV. The crediting of interest at a higher rate for one period is not a guarantee that we will credit the higher rate for other periods.

SETTLEMENT OPTION MINIMUM AMOUNTS

The minimum amount which may be applied under any Settlement Option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a Settlement Option becomes effective, the policy will be surrendered in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy’s effective date will be the date of the insured's death or the date of surrender. The first payment under Settlement Options I, II, and IV will be payable as of the effective date. The first interest payment under Settlement Option III will be made as of the end of the interest payment period selected. Subsequent payments will be made in accordance with the frequency of payment elected. The supplementary policy may not be assigned or payments made to another without our consent.

INCOME PROTECTION

Unless provided otherwise in the selection of a Settlement Option, a payee does not have the right to convert, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained and installments are not subject to any payee's debts, policies, or engagements.

DEATH OF PRIMARY PAYEE

Upon the primary payee's death, any payments certain under Settlement Option I or II, interest payments under Settlement Option III, or payments under Settlement Option IV will be continued to the contingent payee; or, amounts may be released in one lump sum if permitted by the policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

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V00025170022

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options that may be provided by mutual agreement will be provided upon reasonable request.

GENERAL POLICY PROVISIONS

THE POLICY

The policy, including the original application and any subsequent applications for any increases or decreases, riders, endorsements, Schedule pages, and any reinstatement applications make up the entire policy between you and us. We will attach a copy of the original application to the policy at issue or at delivery. If there is a change in coverage, we will send to you a copy of any application as well as a new Schedule for you to attach to the policy. In the absence of fraud, we will consider all statements made in any application to be representations and not warranties. No statement will be used to deny a claim unless it is in an application that is made part of the policy.

All changes to the policy made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other persons can change any of this policy’s terms and conditions.

The policy does not participate in our surplus earnings.

PROCEDURES

We must receive any selection, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

In the event of the death of the insured, please inform us or your agent/registered representative as soon as possible. Once we receive notification, we will promptly send instructions for filing a claim for death benefit proceeds to you or the beneficiary. We may require proof of Age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent.

AGE

The policy is issued at the Age shown in the Schedule. This is the Age of the insured on his or her birthday nearest to the policy date. The insured's Age (or attained Age) at any time thereafter is the Age shown in the Schedule increased by the number of completed policy years.

OWNERSHIP

The original owner is the person or entity named as the owner in the application. You, as the owner, can exercise all rights and receive the benefits until the insured's death. This includes the right to change the owner, beneficiaries, and methods for the payment of proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending written notice to us. The effective date of the change to the new owner will be the date you sign the notice, unless you request a later date in the notice, subject to receipt by us. The change will not affect any payment made or action taken by us before we record the change at our Customer Service Center.

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BENEFICIARIES

The primary beneficiary surviving the insured’s death will receive any death benefit proceeds which become payable. Surviving contingent beneficiaries are paid death benefit proceeds only if no primary beneficiary has survived the insured’s death. If more than one beneficiary in a class survives the insured’s death, they will share the death benefit proceeds equally, unless your beneficiary designation provides otherwise. If there is no surviving designated beneficiary, you or your estate will be paid the death benefit proceeds. The beneficiary designation will be on file with us or at a location designated by us. Until the insured’s death, you may name a new beneficiary. The effective date of the change will be the date the request was signed by you. We will pay proceeds to the beneficiaries listed in the most recent beneficiary designation on file. We will not be subject to multiple payments.

CHANGE RIGHT

If for any reason within the first 2 policy years you no longer want a policy in which values vary with the investment experience of the Subaccount of the Separate Account, we will change this policy. The change will be implemented by transferring your Account Value in all the Subaccounts of the Separate Account into the Guaranteed Interest Division and removing your future right to choose to allocate Account Value to the Subaccounts of the Separate Account.

COLLATERAL ASSIGNMENT

You may assign your policy as collateral security by written notice to us. Once it is recorded with us, the rights of the owner and beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY

After your policy has been in force while the insured is alive for 2 years from the policy date, we will not contest it except for nonpayment of premiums. After your policy has been in force while the insured is alive for 2 years from the effective date of any approved request requiring underwriting, we will not contest the approved request, except for nonpayment of premiums.

MISSTATEMENT OF AGE OR GENDER

If the insured’s Age or gender has been misstated, the death benefit will be adjusted. Notwithstanding the Incontestability provision above, the death benefit will be that which the cost of insurance which was deducted from your Account Value on the last monthly processing date prior to the death of the insured would have purchased for the insured's correct Age and gender.

CHANGE IN TOBACCO USE

If there is a change in the insured’s smoking and/or tobacco use habits during the time your policy is in force, you may apply for a change in the insured’s premium rate class by sending a written request to us at our Customer Service Center. Your policy must have been in force for one year from the earlier of its issue date or policy date before you may make any such request. We will base any change on our general underwriting rules in effect at the time your request is received, and we may include criteria other than smoking and/or tobacco use status. The insured may be required to undergo a new medical examination prior to any such change. Our definitions of smoker and/or tobacco use at that time may also be different than our definitions at the time this policy was issued. This policy’s Incontestability and Suicide Exclusion provisions will not begin again upon the change in the insured’s premium rate class.

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V00025170024

SUICIDE EXCLUSION

If the insured commits suicide, while sane or insane, within 2 years of the policy date, we will make a limited payment to the beneficiary. We will pay in one lump sum the amount of all premiums paid to us during that time, minus any outstanding policy loan balance (including accrued but unpaid interest) and prior partial withdrawals. Coverage under the policy and all riders will then terminate.

If the insured commits suicide, while sane or insane, within 2 years of the effective date of a new Segment or of an increase in any other benefit, we will make a limited payment to the beneficiary for the new Segment or other increase. This payment will equal the cost of insurance and any applicable monthly deductions subtracted for such increase. Coverage under that Segment will then terminate.

DEFERRAL OF PAYMENT

Payments in response to a request for a withdrawal, a policy loan or a payment of proceeds for a full surrender will be mailed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Separate Account transactions for any of the following reasons:

1.	The NYSE is closed, other than customary weekend and holiday closings;

2.	Trading on the NYSE is restricted by the SEC;

3.	The SEC declares that an emergency exists as a result of which disposal of securities in the Separate Account is not reasonably practicable to determine your Account Value in the Subaccounts; or

4.	A governmental body having jurisdiction over the Separate Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern whether the conditions described in 2, 3, or 4 exist.

We may defer for up to 6 months payment of any partial withdrawal, policy loan or surrender proceeds from the Guaranteed Interest Division.

Death benefit proceeds will be paid within 7 days of determining that the proceeds are not subject to deferment.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the current Account Value, Surrender Value and premiums paid since the last report. The report will also show the allocation of your Account Value as of the date of the report and the amounts added to or deducted from your Account Value since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and Account Values. This illustration will include the information as required by the laws or regulations where this policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.

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V00025170025

ING CUSTOMER SERVICE CENTER

Our Customer Service Center is located at P.O. Box 5065, Minot, ND 58702-5065. For overnight delivery, the address is 2000 21st Ave NW, Minot, ND 58703-0890. Unless otherwise provided in this policy or you are otherwise notified:

1.	All requests and payments should be sent to us at our Customer Service Center; and

2.	All transactions are effective as of the valuation date the required information is received at our Customer Service Center.

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V00025170026

SETTLEMENT OPTION TABLES

SETTLEMENT OPTION TABLE I

(Per $1,000 of Net Proceeds)

No. of	Monthly	No. of	Monthly
Years Payable	Installments	Years Payable	Installments

1	$83.90	16	$5.85

2	$42.26	17	$5.55

3	$28.39	18	$5.27

4	$21.45	19	$5.03

5	$17.28	20	$4.81

6	$14.51	21	$4.62

7	$12.53	22	$4.44

8	$11.04	23	$4.28

9	$9.89	24	$4.13

10	$8.96	25	$3.99

11	$8.21	26	$3.86

12	$7.58	27	$3.75

13	$7.05	28	$3.64

14	$6.59	29	$3.54

15	$6.20	30	$3.44

These monthly income factors are based on an interest rate of 1.5% per year.

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V00025170027

SETTLEMENT OPTION TABLE II
Female

( Per $1,000 of Net Proceeds)

Age of Payee		Monthly			Age of Payee		Monthly
Nearest		Installment			Nearest		Installment
Birth date					Birth date
When First					When First
Installment is					Installment is
Payable					Payable

	Life	Life	Life	Life		Life	Life	Life	Life
Female	With 5 With 10 With 15 With 20				Female	With 5	With 10	With 15	With 20
	Years	Years	Years	Years		Years	Years	Years	Years
	Certain Certain Certain Certain					Certain	Certain	Certain	Certain

15	1.92	1.92	1.92	1.92	41	2.57	2.56	2.56	2.55

16	1.94	1.94	1.94	1.94	42	2.61	2.60	2.60	2.59

17	1.95	1.95	1.95	1.95	43	2.65	2.64	2.64	2.63

18	1.97	1.97	1.97	1.97	44	2.69	2.69	2.68	2.67

19	1.99	1.99	1.99	1.99	45	2.74	2.73	2.73	2.71

20	2.01	2.01	2.01	2.00	46	2.79	2.78	2.77	2.76

21	2.02	2.02	2.02	2.02	47	2.84	2.83	2.82	2.80

22	2.04	2.04	2.04	2.04	48	2.89	2.88	2.87	2.85

23	2.06	2.06	2.06	2.06	49	2.94	2.94	2.92	2.90

24	2.08	2.08	2.08	2.08	50	3.00	2.99	2.98	2.95

25	2.10	2.10	2.10	2.10	51	3.06	3.05	3.03	3.00

26	2.13	2.12	2.12	2.12	52	3.12	3.11	3.09	3.06

27	2.15	2.15	2.15	2.14	53	3.19	3.18	3.16	3.12

28	2.17	2.17	2.17	2.17	54	3.26	3.25	3.22	3.18

29	2.19	2.19	2.19	2.19	55	3.33	3.32	3.29	3.24

30	2.22	2.22	2.22	2.21	56	3.41	3.39	3.36	3.30

31	2.25	2.24	2.24	2.24	57	3.49	3.47	3.43	3.37

32	2.27	2.27	2.27	2.27	58	3.58	3.56	3.51	3.44

33	2.30	2.30	2.30	2.29	59	3.67	3.65	3.59	3.51

34	2.33	2.33	2.32	2.32	60	3.77	3.74	3.68	3.58

35	2.36	2.36	2.35	2.35	61	3.87	3.84	3.77	3.66

36	2.39	2.39	2.39	2.38	62	3.98	3.94	3.86	3.73

37	2.42	2.42	2.42	2.41	63	4.10	4.05	3.96	3.81

38	2.46	2.45	2.45	2.44	64	4.22	4.16	4.06	3.88

39	2.49	2.49	2.49	2.48	65	4.35	4.29	4.16	3.96

40	2.53	2.53	2.52	2.51	66	4.49	4.42	4.27	4.04

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

2517(VUL)-03/08

V00025170028

SETTLEMENT OPTION TABLE II/Female (Continued)

(Per $1,000 of Net Proceeds)

Age of Payee		Monthly
Nearest		Installment
Birth date
When First
Installment is
Payable

	Life	Life	Life	Life
Female	With 5	With 10	With 15	With 20
	Years	Years	Years	Years
	Certain	Certain	Certain	Certain

67	4.64	4.55	4.38	4.11

68	4.80	4.69	4.49	4.19

69	4.97	4.85	4.61	4.26

70	5.15	5.00	4.73	4.33

71	5.35	5.17	4.85	4.39

72	5.56	5.35	4.97	4.45

73	5.78	5.53	5.09	4.51

74	6.03	5.72	5.20	4.56

75	6.28	5.92	5.31	4.60

76	6.56	6.12	5.42	4.64

77	6.85	6.32	5.52	4.68

78	7.17	6.53	5.62	4.70

79	7.50	6.74	5.70	4.73

80	7.86	6.95	5.78	4.75

81	8.23	7.15	5.85	4.76

82	8.63	7.35	5.91	4.78

83	9.04	7.54	5.97	4.79

84	9.47	7.71	6.01	4.80

85	9.91	7.88	6.05	4.80

86	10.36	8.03	6.08	4.81

87	10.82	8.17	6.11	4.81

88	11.28	8.29	6.13	4.81

89	11.73	8.40	6.15	4.81

90	12.17	8.50	6.16	4.81

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

2517(VUL)-03/08

V00025170029

SETTLEMENT OPTION TABLE II
Male

( Per $1,000 of Net Proceeds)

Age of Payee		Monthly			Age of Payee		Monthly
Nearest		Installment			Nearest		Installment
Birth date					Birth date
When First					When First
Installment is					Installment is
Payable					Payable

	Life	Life	Life	Life		Life	Life	Life	Life
Male	With 5	With 10 With 15 With 20			Male	With 5	With 10 With 15		With 20
	Years	Years	Years	Years		Years	Years	Years	Years
	Certain	Certain Certain Certain				Certain	Certain	Certain	Certain

15	1.99	1.99	1.99	1.99	41	2.73	2.73	2.72	2.70

16	2.01	2.01	2.01	2.01	42	2.78	2.78	2.76	2.74

17	2.03	2.03	2.03	2.03	43	2.83	2.82	2.81	2.79

18	2.05	2.05	2.05	2.04	44	2.88	2.87	2.86	2.83

19	2.07	2.07	2.07	2.06	45	2.94	2.93	2.91	2.88

20	2.09	2.09	2.09	2.08	46	2.99	2.98	2.96	2.93

21	2.11	2.11	2.11	2.10	47	3.05	3.04	3.02	2.98

22	2.13	2.13	2.13	2.12	48	3.11	3.10	3.07	3.03

23	2.15	2.15	2.15	2.15	49	3.18	3.16	3.13	3.09

24	2.17	2.17	2.17	2.17	50	3.24	3.22	3.19	3.14

25	2.20	2.20	2.19	2.19	51	3.31	3.29	3.26	3.20

26	2.22	2.22	2.22	2.22	52	3.39	3.36	3.32	3.26

27	2.25	2.25	2.24	2.24	53	3.47	3.44	3.39	3.32

28	2.27	2.27	2.27	2.27	54	3.55	3.52	3.47	3.39

29	2.30	2.30	2.30	2.29	55	3.63	3.60	3.54	3.45

30	2.33	2.33	2.33	2.32	56	3.73	3.68	3.62	3.52

31	2.36	2.36	2.35	2.35	57	3.82	3.77	3.70	3.58

32	2.39	2.39	2.38	2.38	58	3.92	3.87	3.79	3.65

33	2.42	2.42	2.42	2.41	59	4.03	3.97	3.87	3.72

34	2.46	2.45	2.45	2.44	60	4.15	4.08	3.97	3.79

35	2.49	2.49	2.48	2.47	61	4.27	4.19	4.06	3.86

36	2.53	2.52	2.52	2.51	62	4.40	4.30	4.16	3.93

37	2.56	2.56	2.56	2.54	63	4.54	4.43	4.26	4.01

38	2.60	2.60	2.59	2.58	64	4.69	4.56	4.36	4.07

39	2.65	2.64	2.63	2.62	65	4.85	4.69	4.46	4.14

40	2.69	2.68	2.68	2.66

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

2517(VUL)-03/08

V00025170030

SETTLEMENT OPTION TABLE II/Male
(Continued)

(Per $1,000 of Net Proceeds)

Age of Payee		Monthly
Nearest		Installment
Birth date
When First
Installment is
Payable

	Life	Life	Life	Life
Male	With 5	With 10	With 15	With 20
	Years	Years	Years	Years
	Certain	Certain	Certain	Certain

66	4.98	4.83	4.57	4.21

67	5.15	4.98	4.68	4.27

68	5.34	5.13	4.78	4.33

69	5.53	5.29	4.89	4.39

70	5.74	5.45	5.00	4.45

71	5.95	5.62	5.10	4.50

72	6.18	5.80	5.21	4.54

73	6.42	5.97	5.31	4.58

74	6.68	6.15	5.40	4.62

75	6.95	6.33	5.49	4.66

76	7.23	6.52	5.58	4.68

77	7.53	6.70	5.66	4.71

78	7.85	6.88	5.73	4.73

79	8.17	7.06	5.80	4.75

80	8.52	7.24	5.86	4.76

81	8.87	7.41	5.92	4.78

82	9.24	7.57	5.97	4.79

83	9.62	7.73	6.01	4.80

84	10.01	7.88	6.05	4.80

85	10.41	8.02	6.08	4.81

86	10.81	8.14	6.10	4.81

87	11.22	8.26	6.13	4.81

88	11.63	8.37	6.14	4.81

89	12.04	8.47	6.16	4.81

90	12.45	8.55	6.17	4.81

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

2517(VUL)-03/08

V00025170031

This policy is a FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY,

Death benefits and other values provided by this contract, when based on the investment experience of the Subaccounts of the Separate Account, are variable. These values may increase or decrease based on the investment experience of the Subaccounts of the Separate Account chosen by you and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. This policy is nonparticipating and is not eligible for dividends. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured’s 121st birthday.

To obtain information or make a complaint, contact Security Life of Denver Insurance Company

ING Customer Service Center P.O. Box 5065 Minot, ND 58702-5065 Toll Free Number: 1-877-253-5050

SECURITY LIFE OF DENVER INSURANCE COMPANY

A STOCK COMPANY

2517(VUL)-03/08

V00025170032